EXHIBIT 99.1

July 28, 2010

EAGLE ROCK ANNOUNCES SECOND-QUARTER 2010 CASH DISTRIBUTION, UPDATE TO DISTRIBUTION POLICY AND EARNINGS RELEASE SCHEDULE

HOUSTON - Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (“Eagle Rock” or the “Partnership”) today declared a cash distribution of $0.025 per unit for the quarter ended June 30, 2010.  The distribution will be paid on August 13, 2010 to all common unitholders of record as of the close of business on August 9, 2010.  The approved distribution is unchanged from the first quarter 2010 distribution level.

Update to Distribution Policy

Consistent with the disclosures in the Partnership’s definitive proxy statement filed with the Securities and Exchange Commission on March 30, 2010 (the “Proxy Statement”), the Eagle Rock management team anticipates recommending to the board of directors an increase in the quarterly distribution commencing no later than with respect to the fourth quarter of 2010.  Currently, management intends to recommend increasing the quarterly distribution to an annualized rate of $0.60 per unit commencing with respect to the fourth quarter of 2010 (payable in February 2011).  This annualized distribution level would be at the high end of the $0.40 - $0.60 per unit range contemplated in the Proxy Statement.

Management expects this distribution level will allow the Partnership to retain a meaningful percentage of its available cash to fund potential organic growth projects or to further strengthen its balance sheet through debt repayment.  Future increases in the distribution level, if any, will be driven by market conditions, future commodity prices, the Partnership’s leverage levels, the performance of the Partnership’s underlying assets and the Partnership’s ability to consummate accretive growth projects or acquisitions.

The board of directors has revised the Partnership’s distribution policy as described in the Proxy Statement in that the distribution policy will not include a variable component to the distribution based on movements in commodity prices.

Management’s distribution recommendation is subject to change should factors affecting the general business climate or the Partnership’s specific operations differ from current expectations. All actual distributions paid will be determined and declared at the discretion of the Eagle Rock board of directors.

Second Quarter Earnings Release Date and Conference Call

The Partnership also announced today it will report second-quarter 2010 financial and operating results after market close on Wednesday, August 4, 2010.  The second-quarter 2010 earnings conference call will be held at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Thursday, August 5, 2010.

Interested parties may listen to the earnings conference call live over the Internet or via telephone. To listen live over the Internet, participants are advised to log on to the Partnership's web site at www.eaglerockenergy.com.  To participate by telephone, the call in number is 888-679-8033, confirmation code 76430184.  Participants are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link:  https://www.theconferencingservice.com/prereg/key.process?key=PUL4FD4R9.  Interested parties can also view important information about the Partnership’s conference call by following this link.  Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call.  Pre-registration only takes a few moments and you may pre-register at any time, including up to and after the call start. An audio replay of the conference call will also be available for thirty days by dialing 888-286-8010, confirmation code 35041285.  In addition, a replay of the audio webcast will be available by accessing the Partnership's web site after the call is concluded.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Qualified Notice to Nominees

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst

This news release may include “forward-looking statements”.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2009, as well as any other public filings and press releases.